Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 28, 2018, relating to the consolidated financial statements and consolidated financial statement schedule of Lumentum Holdings Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP

San Jose, California

December 19, 2018